Exhibit 10.1

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE, dated as of June 5, 2017 (the “First Amendment”), modifies and amends that certain Promissory Note, dated December 7, 2016 (the “Note”), executed by Irene Acquisition Company B.V., a company organized under the laws of the Netherlands (“Borrower”), payable to the order of Ravich Revocable Trust of 1989 (“Lender”) in the initial principal sum of up to Five Million Dollars ($5,000,000).  The executed original Note is attached hereto.  Terms used and not otherwise defined herein shall have the definitions given such terms in the Note.

NOW, THEREFORE, Borrower and Lender hereby agree as follows:

1.         The current principal amount outstanding under the Loan as of the date hereof is One Million Five Hundred Thousand Dollars ($1,500,000). The total amount of accrued and unpaid interest as of the date hereof is Fourteen Thousand Six Hundred Forty-Five Dollars and Eighty-Four Cents ($14,645.84).  The total amount outstanding under the Note as of the date hereof is One Million Five Hundred Fourteen Thousand Six Hundred Forty-Five Dollars and Eighty-Four Cents ($1,514,645.84) (the “June 2017 Outstanding Amount”).

2.         The June 2017 Outstanding Amount shall bear interest at a fixed per annum rate equal to 9.50% from the date hereof, and to accomplish such change, Section II.1 of the Note is hereby amended and restated in its entirety as follows:

“The principal amount outstanding under the Loan advanced under this Note will bear interest at a fixed per annum rate equal to 9.50%, which interest shall accrue on the Loan commencing on, and including, the date hereof until the outstanding principal amount thereof, together with all accrued and unpaid interest thereon, shall be paid in full in cash in the manner specified in this Note; provided,  however, any principal amount and any accrued and unpaid interest still outstanding on the Maturity Date (the “June 2017 Outstanding Amount”) shall bear interest at a fixed per annum rate equal to 9.50%, which interest shall accrue on the June 2017 Outstanding Amount commencing on the date after the Maturity Date until the date on which the June 2017 Outstanding Amount, together with all accrued and unpaid interest thereon, has been paid in full in cash in the manner specified in this Note. The June 2017 Outstanding Amount, together with all accrued and unpaid interest thereon, shall be paid in full in cash on or before the New Maturity Date.”

3.         The following definitions shall be added to Section VI of the Note in the correct alphabetical order:

a.   “June 2017 Outstanding Amount” means One Million Five Hundred Fourteen Thousand Six Hundred Forty-Five Dollars and Eighty-Four Cents ($1,514,645.84).

b.   “New Maturity Date” means July 31, 2017.

4.         As amended hereby, the Note remains in full force and effect and Borrower hereby ratifies, reaffirms and confirms all of the terms and conditions of the Note and all other documents and instruments executed in connection therewith (the “Loan Documents”) in all respects, and hereby acknowledges that the Loan Documents are valid and enforceable obligations against Borrower, due and payable in full, without defenses, setoffs or counterclaims of any kind.  The indebtedness evidenced by the Loan Documents is hereby acknowledged and admitted.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment, and it is effective as of the date first written above.

/
Irene Acquisition Company B.V.,
as Borrower

By:	/s/ Henry Stupp
Name:	Henry Stupp
Title:	Director A

By:	/s/ Edward Van Wezel
Name:	Edward Van Wezel
Title:	Director B

/
Ravich Revocable Trust of 1989,
as Lender

By:	/s/ Jess M. Ravich
Name:	Jess M. Ravich
Title:	Trustee